ENSERVCO CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective January 31, 2018, is by and between the following parties:

Company:

Enservco Corporation, a Delaware corporation (hereafter “Company”); and

Executive:

Dustin Bradford, an individual resident of the state of Colorado (hereafter “Executive”).

Recitals

A.

In order to induce Executive to serve as the Company’s Chief Financial Officer, the Company desires to provide Executive with compensation and other benefits on the terms and conditions contained in this Agreement.

B.	Executive is willing to accept such employment and perform such services for the Company on the terms and conditions contained in this Agreement.

Agreement

In consideration of the mutual promises and consideration described below, the parties agree as follows:

1.

Employment. Subject to the terms and conditions of this Agreement, the Company and Executive Agree to enter into an employment relationship whereby Executive will serve as the Company’s Chief Financial Officer. Executive will report to the Company’s Chief Executive Officer and Board of Directors. Executive will have such responsibilities and authority as are consistent with the offices of Chief Financial Officer and as may be determined from time to time by the Company’s Board of Directors. Executive is required to devote all of Executive’s working time and efforts to the performance of services for the Company. All Company performance will be to the best of Executive’s ability.

2.

Term of Employment. Executive’s term of employment under this Agreement will commence on the date hereof and continue until January 31, 2019, and on a year-to-year basis thereafter ending each January 31 thereafter (the “Term”), unless: (i) the Company provides the Executive with a notice of non-renewal not less than 60 days before the last day of the then-current Term (as then effective); or (ii) the Agreement is otherwise terminated as described in Section 5 hereof.

3.	Compensation.

a.

Base Salary. The Company will pay Executive during the Term an annual Base Salary of one hundred seventy five thousand dollars per year ($175,000.00 per year), which may be adjusted from time to time by the independent members of the Board of Directors or Compensation Committee of the Board of Directors, if any.

b.	Bonus. Executive shall be eligible to earn bonus payments from the Company as follows.

(i)

Discretionary Bonus. Executive will be eligible each year to receive a discretionary bonus (the “Discretionary Bonus”) in addition to Executive’s Base Salary, which will be awarded in such amounts as the Company’s Board of Directors will determine.

Such bonus for any year, if any, will be paid following Audit Committee approval of year end financials, but in any event by March 15 of the year immediately after the year for which the Discretionary Bonus was earned.

c.

Equity Awards. Subject to and in accordance with the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) or any similar plan as the Company may adopt from time to time, the Company may grant to Executive long term incentives from time to time in the form of restricted cash settled payments or restricted equity subject to certain vesting requirements pursuant to its long term incentive program. Unless otherwise provided in the award agreement governing the award of such stock options, the exercise price of any stock options so awarded will be equal to the closing price on the date of grant, and such options will include a cashless exercise option and a term of no less than five years from the date of grant.

d.	Withholding. All payments to Executive under this Agreement will be subject to withholding as required by law.

4.     Employee Benefits.

a.

Benefit Plans. During the Term, the Company will provide Executive with coverage under all employee benefit plans available to the Company’s senior executives to the extent permitted under any such employee benefit plan and in accordance with the terms thereof. In addition, should the employee elect to be covered by Medicare and related plans, the Company shall pay the applicable premium for coverage at no more than the same rate it pays for the Company’s employee benefit plans.

b.

Vacation. During the term of Executive’s employment under this Agreement, Executive will be entitled to take four (4) weeks of paid vacation per calendar year as well as sick leave consistent with the Company’s policy in effect at the time. Executive will not take vacations at times or in amounts that would materially affect Executive’s ability to perform his work duties. Up to ten (10) days of Executive’s paid vacation may be rolled over each year. Executive will be entitled to payment for any unused vacation days upon termination of Executive’s employment with Company.

c.

Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement. The Company will reimburse the executive for such expenses upon presentation by Executive from time to time of appropriately itemized and approved accounts of such expenditures consistent with the Company’s policies and practices.

5.     Termination of Employment.

a.

Termination Without Cause. Provided that not less than six (6) months have elapsed since the effective date of this Agreement, if Executive’s employment is thereafter terminated by the Company (other than for Cause), Executive will be entitled to all accrued and unpaid Base Salary, accrued prior year bonuses and other accrued benefits and expense reimbursements through the date of termination, plus he will be entitled to receive the following severance benefits:

(i)

Executive will be entitled to receive a severance amount equal to his then current Base Salary for a period of six (6) months from the date of termination, plus a bonus equal to the greater of (a) Executive’s most recent Discretionary Bonus or (b) three (3) months of Base Salary, both to be paid within five (5) business days from the date of termination; and

(ii)

Company will provide Executive with the same or similar health care benefits (including life, dental, and vision, if any) as provided to Executive at the time of termination, such health care benefits to be provided for a period of six (6) months from the date of termination; and

(iii)

All non-vested equity awards granted to Executive will immediately vest and will be exercisable for a period of three months following such termination in accordance with the Company’s 2016 Stock Incentive Plan or any similar plan as the Company may adopt from time to time which such equity award was granted under.

For purposes of this Agreement: (i) any material reduction in the Executive’s responsibilities, duties, title or compensation of the Executive without the Executive’s written consent or (ii) if the Company gives notice to the Executive that it will not renew this Agreement pursuant to Section 2 hereof, shall be deemed an Effective Termination Without Cause.

Upon termination of Executive’s employment without cause or upon the Executive’s resignation as a result of an Effective Termination Without Cause, except for the obligations set forth in this subsection 5a., the obligations of the Company to make any further payments or to provide any further benefits to Executive under this Agreement will cease and terminate.

If the independent members of the Board of Directors unanimously determine, at their sole election, that the Executive has materially not met his obligations as set forth in Section 1 above, but not to the full extent required to trigger termination for Cause as defined in subsection 5d., then termination of the Executive will be deemed to be a resignation and governed under the terms of subsection 5b.

b.

Termination by Resignation. If Executive resigns other than due to an Effective Termination Without Cause, Executive will be entitled to receive only accrued but unpaid Base Salary, accrued unpaid prior year bonuses and accrued benefits (including vested equity awards) through the effective date of Executive’s resignation.

Upon termination of Executive’s employment by resignation, the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate.

c.	Termination Following a Change of Control Event.

(i)	For purposes of this Agreement, a “Change of Control Event” shall mean any of the following:

(1)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the total voting power represented by the Company’s then outstanding voting securities; or

(2)

A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such merger or consolidation, or a change in the ownership of all or substantially all of Company’s assets to a person not related (within the meaning of income tax Regulations Section 1.409A-3(i)(5)(vii)(b)) to the Company; or

(3)

The replacement during any 12-month period of a majority of the members of the Board of Directors of the Company with directors whose appointment or election was not endorsed by a majority of the members before the date of the appointment or election.

(ii)

Immediately upon the occurrence of a Change of Control Event, all non-vested equity awards granted to Executive will immediately vest and be exercisable for the longer of three months following the date of such Change of Control Event or (if longer) the period set forth for the exercise of any such options held by any employee in the agreement accomplishing the Change of Control Event.

(iii)

If Executive’s employment is terminated by the Company or Executive resigns due to an Effective Termination Without Cause (in either case, within twelve (12) months following a Change of Control Event), Executive will be entitled to all accrued and unpaid Base Salary, accrued prior year bonuses and other accrued benefits through the date of termination, plus he will be entitled to receive the following severance benefits:

(1)

Executive will be entitled to receive: (i) six (6) months of his then current Base Salary; plus (ii) 100% of the target amount of any Discretionary Bonus which Executive is eligible to earn in the present year. All such amounts shall be paid within five (5) days from the date of termination.

(2)	Executive will be entitled to receive the benefits described in subsection 5(a)(ii) above; and

Upon termination of Executive’s employment resulting from a Change of Control Event, except for the obligations set forth in this subsection c., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate.

d.

Termination for Cause. The Company will have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated by the Company for Cause, Executive will be entitled to receive only accrued but unpaid Base Salary and accrued benefits (including vested options) through the date of termination. Executive will not be entitled to any bonus payments or severance payments unless agreed to in writing by the Company. As used in this Agreement, the term “Cause” means as a result of (i) any material breach of any material written policy of the Company; (ii) conduct involving moral turpitude, including, but not limited to, misappropriation or conversion of assets of the Company (other than minor and immaterial assets) to or for the Executive’s personal gain; (iii) Executive’s conviction of, or entry of a plea of nolo contendere to, a felony; and (iv) a material breach of this Agreement.

Upon termination of the Executive’s employment for Cause, except as set forth in this subsection d., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate.

e.

Permanent Disability. If Executive is unable to engage in the activities required by Executive’s job by reason of any medically determined physical or mental impairment which has lasted for a continuous period of not less than six consecutive months (“Permanent Disability”), the Company or Executive may terminate Executive’s employment on written notice thereof, and Executive will receive the payments and benefits that would be payable to Executive upon a termination of Executive’s employment other than for Cause pursuant to subsection 5.a. above.

Upon termination of Executive’s employment by Permanent Disability, except as set forth in this subsection e., the obligations of the Company to make any further payments or to provide any further benefits to Executive will cease and terminate.

f.

Death. In the event of Executive’s death during the Term, Executive’s estate or designated beneficiaries will receive or commence receiving, as soon as practicable, the payments and benefits that would be payable to Executive upon a termination of Executive’s employment other than for Cause pursuant to subsection 5.a. above.

Upon termination of Executive’s employment by death, except as set forth in this subsection f., the obligations of the Company under this Agreement to make any further payments or to provide any further benefits to Executive will cease and terminate.

6.

Nondisclosure of Confidential Information. During Executive’s employment, and for a period of two years thereafter, Executive will not, without the prior written consent of the Board of Directors, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by the Company, in the business of and for the benefit of the Company, or (b) as required by law. “Confidential Information” includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company. Executive or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within 15 days of the termination of Executive’s employment for any reason. Executive acknowledges that this Section 6 survives the termination of Executive’s employment and is enforceable by the Company at any time, regardless of whether the Executive continues to be employed by the Company.

7.     Non-Competition and Non-Solicitation

a.

From the date hereof through the Term or, in the event Executive’s employment is terminated, from the date hereof through the first anniversary of Executive’s termination of employment with the Company, Executive agrees that, without the prior written consent of the Board of Directors, he will not (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in competition with the Company other than as a 10% or less equity stakeholder; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the termination of Executive, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company.

b.

For purposes of this Section 7, a business will be deemed to be in competition with the Company if it is in the business of providing services to oil and/or gas production companies similar to those provided by the Company in the states in which the Company operates at the time of Executive’s termination.

c.

Executive acknowledges that this Section 7 survives the termination of Executive’s employment and is enforceable by the Company at any time, regardless of whether the Executive continues to be employed by the Company.

d.

Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.

e.

Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement.

8.

Ownership of Intellectual Property. Executive acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Executive during the course of his employment by the Company, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company’s operations and activities, are works for hire and are owned exclusively by the Company, and Executive hereby disclaims any right or interest in or to any such intellectual property.

9.

Property of the Company. Upon any termination of Executive’s employment, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes, and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting Confidential Information. Executive also agrees to return to the Company any other property belonging to the Company, including but not limited to any laptop computer, no later than the date of Executive’s termination from employment for any reason. Executive acknowledges and agrees that retaining any copies of Confidential Information will be deemed to be the misappropriation of the property of the Company.

10.

Section 280G Safe Harbor Cap. If it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to this Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control of the Company, or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction.

The reduction of the amounts payable hereunder, if applicable, shall be made by reducing payments that trigger the excise tax, and such reductions will be first the payment made pursuant to the Agreement and then to payments pursuant to any other agreements that are not subject to Section 409A of the Code, and finally to payments pursuant to any other agreements that are subject to Section 409A of the Code, provided that Executive shall have no ability to designate the order of such reductions. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 10, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”).

If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 10 (such excess amount hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment. The Company or Executive, as applicable, shall notify the other within 30 days of its receipt of such final determination of the amount of the Excess Payment, along with a copy of the final determination, and Executive shall repay the Excess Payment amount to the Company within 30 days of such notification; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall provide the Company with written evidence of such requirement to pay an Excise Tax amount, and shall then be required to repay the Excess Payment reduced by such Excise Tax amount (or if already paid by Executive, the Company shall reimburse Executive within 10 days of proof of payment).

11.

Repayment Provisions. If the Company is required to prepare an accounting restatement due to noncompliance with any financial reporting requirement under United States securities laws for any filings made during the Term, commencing with the first full quarter following the date of this Agreement, then Company will have the right to require Executive to reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement, (b) any profits realized by the Executive from the sale of securities of the Company during such 12-month period and (c) such other incentive-based compensation as may be specified by applicable law, regulation or listing standard.

12.	Miscellaneous.

a.

All notices and other communications required or to be given under this Agreement will be in writing and given either (i) by personal delivery against a receipted copy, (ii) by certified or registered United States mail, return receipt requested, postage prepaid, (iii) by facsimile, or (iv) by attachment to electronic mail in PDF or similar file format. Notice to the Company shall be sent to the address of the Company’s principal offices, and notice to Executive shall be sent to the address on file for Executive in the Company’s records, or such other addresses and numbers as a party hereto may provide in accordance with this subsection a. Notice will be deemed delivered when received if by personal delivery; three days after placement with the United States Postal Service if mailed; upon receipt of a confirmation that the transmission has been successfully sent if by facsimile; and when sent if sent by electronic mail.

b.	This Agreement, along with any amendments from time to time made hereto, constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof.

c.

Executive represents and warrants to the Company that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive agrees to indemnify the Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding. Executive further represents and warrants to the Company that Executive has consulted with his legal, tax, accounting, and investment advisors with respect to the advisability of entering into this Agreement to the extent that Executive has determined such consultation to be necessary or appropriate.

d.

This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder will be assignable by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

e.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any clause or provision of this Agreement is held illegal, invalid or unenforceable then it is the intention of the parties hereto that the remainder of this Agreement will not be affected thereby. It is also the intention of the parties to this Agreement that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be legal, valid and enforceable.

f.

The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this subsection f. are in addition to the survivorship provisions of any other section of this Agreement.

g.	No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all the parties hereto.

h.

The waiver by any party hereto of a breach of any provision or condition contained in this Agreement will not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

i.	This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

j.	This Agreement was made in the state of Colorado, and will be governed by, construed, interpreted and enforced in accordance with the laws of the state of Colorado.

Signature Page

to Employment Agreement

The parties hereto have executed or caused to be executed this Employment Agreement effective as of the date first above written.

Company:

Enservco Corporation, a Delaware corporation

                                                                                                                                                                                     By:      /s/ Ian A. Dickinson

Ian A. Dickinson, Chief Executive Officer

Executive:

                                                                                                                                                                             By: /s/ Dustin Bradford

Name: Dustin Bradford